EXHIBIT 99.1

CONTACT:   Ralph J. Vaclavik
           President Casinos, Inc.
           St. Louis, Missouri 63102
           314-622-3018

                                                        FOR IMMEDIATE RELEASE


                              PRESIDENT CASINOS, INC.
                           ENTERS INTO AGREEMENT WITH
                           ISLE OF CAPRI CASINOS, INC.

ST. LOUIS, MISSOURI, September 25, 2003 -- President Casinos, Inc. (OTC:PREZ) today announced that the Company has entered into an agreement with Isle of Capri Casinos, Inc. to sell the assets of its St. Louis operations for approximately $50 million. The agreement will be submitted to the United States Bankruptcy Court for the Eastern District of Missouri and will be subject to a potential overbid. Contingent upon licensing by the Missouri Gaming Commission, the closing is anticipated to occur in the Spring of 2004. It is anticipated that the operation will continue in St. Louis with the new owners.

Libra Securities, LLC acted as advisor to President Casinos, Inc. in this transaction.

President Casinos, Inc. owns and operates dockside gaming facilities in Biloxi, Mississippi and downtown St. Louis, Missouri, north of the Gateway Arch.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, lender cooperation, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the Company's financial condition, results of operations and expansion projects is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended February 28, 2003.


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